                                                                    EXHIBIT 99.1


CONTACTS:         DAVID OLIVER                       BILL PRATER
                  CORPORATE COMMUNICATIONS           INVESTOR RELATIONS
                  SOUTHTRUST CORPORATION             SOUTHTRUST CORPORATION
                  (205) 254-5523                     (205) 254-5187


      SOUTHTRUST ANNOUNCES RECORD YEAR-END EARNINGS AND EARNINGS PER SHARE

         HIGHLIGHTS:       * 2003 EARNINGS INCREASE 9%
                           * Q4 EARNINGS INCREASE 8%
                           * 52 CONSECUTIVE QUARTERS OF EARNINGS INCREASES
                           * 2003 EPS INCREASE 11%
                           * NET INTEREST MARGIN STABLE
                           * LOAN GROWTH IMPROVING
                           * CREDIT QUALITY REMAINS EXCELLENT
                           * EFFICIENCY RATIO IMPROVES TO 51.62% FOR 2003

BIRMINGHAM, Ala. (Jan. 21, 2004) -- SouthTrust Corporation (NASDAQ: SOTR) today announced earnings per diluted share of $2.06 on record earnings of $705.2 million for the year ended Dec. 31, 2003. Earnings per diluted share were up 11 percent and net earnings increased by 9 percent as compared to year-end 2002. This marks SouthTrust's 13th consecutive year of increased earnings.

Fourth-quarter 2003 results were also strong. For the fourth quarter of 2003, SouthTrust's earnings increased to $180.5 million, or $0.54 per diluted share, compared with earnings of $166.9 million, or $0.48 per diluted share, for the same period in 2002. This is an 8 percent increase in earnings and a 13 percent increase in earnings per diluted share for the quarter compared to the same quarter in 2002.

"I'm proud to report that SouthTrust had another record-setting year in 2003," said Wallace D. Malone Jr., Chairman and CEO of SouthTrust. "SouthTrust continues to be successful by offering products and services that provide steady long-term revenue growth, expanding our presence throughout the high-growth markets where we operate and maintaining our superior credit quality. Our hard-working associates' continued emphasis on providing the highest-quality service, strengthening each and every customer relationship and operating as efficiently as possible is ensuring that SouthTrust achieves its mission of being the financial services company of choice for customers, employees and shareholders."

Net-interest income for the year decreased 3 percent to $1.7 billion. The company's net-interest margin for the year was 3.58 percent, a decrease of 27 basis points. The fourth-quarter net-interest margin was 3.51 percent compared to 3.77 percent in the fourth quarter of 2002.

"The net-interest margin decline during the past year reflects the economic environment during that period. Interest rates continued to fall through the middle of the year, which caused some compression of our net interest margin. Rates stabilized during the latter half of the year and so has SouthTrust's margin. We feel that with the economy showing signs of recovery, interest rates will eventually rise.

                                   -- more --
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SOUTHTRUST EARNINGS P. 2

Since our rate sensitivity position shows that we are asset sensitive, our balance sheet is well positioned to benefit from rising rates without creating unacceptable exposure to continued flat interest rates," Malone said.

Non-interest income increased to $742.6 million in 2003, up 12 percent from 2002. Compared to 2002, service charges increased 6 percent, debit card fees increased 7 percent, mortgage-banking income was up 30 percent, investment fees rose 12 percent and all other non-interest income was up a combined 13 percent. Net securities gains in 2003 were only $23,000 compared to $2.6 million in 2002.

Non-interest expenses for the year were $1.2 billion, a 3 percent decrease from 2002. For the year, the company's efficiency ratio improved to 51.62 percent compared to 53.74 percent in 2002. For the fourth quarter of 2003, the efficiency ratio improved to 49.69 percent compared to 53.60 percent in the fourth quarter of 2002.

"Expense control and efficiency are ingrained in our culture at SouthTrust," Malone said. "We have invested millions in technology and other systems that save money and improve how we deliver service to customers. Our employees focus every day on process improvements and expense control. These efforts are important to us and have helped us maintain our status as a low-cost producer."

As of year-end, total assets were $51.9 billion, an increase of 3 percent over year-end 2002 assets of $50.6 billion. Core deposits continued to grow, increasing 3 percent to $27.3 billion from $26.4 billion in 2002. Strong increases in money market and demand deposits produced an increase of $915 million in core deposits during the fourth quarter. Stockholders' equity was $4.4 billion. At year-end 2003, stockholders' equity stood at 8.40 percent of total assets.

Total loans and leases increased to $35.3 billion compared to $34.9 billion at the end of the third quarter 2003 and $34.2 billion at year-end 2002.

"We're seeing positive loan-growth trends. Loan growth during the fourth quarter continued at a modest pace, increasing by $423.5 million. Of the total $1 billion in loan growth for 2003, nearly all occurred during the second half of the year. This is a 6 percent annualized increase for the second half of 2003. Loan production continues at a good pace. We feel that our continued emphasis on calling on prospects and customers will benefit us as demand for credit increases," Malone said.

Credit quality at SouthTrust remains extremely healthy. For the year, net loans charged off were $123.4 million, or 0.36 percent of loans, compared to $113.5 million, or 0.34 percent of loans, in 2002. Net loans charged off during the fourth quarter were $34.8 million, or 0.39 percent of loans, compared to $33.1 million, or 0.39 percent of loans, during fourth quarter of 2002.

Non-performing asset trends continue to be favorable. Total non-performing assets as of Dec. 31, 2003, were $224.1 million, or 0.63 percent of loans plus other non-performing assets. This is a decrease from the Sept. 30, 2003, level of $233 million, or 0.67 percent of loans plus other non-performing assets. Since Dec. 31, 2002, non-performing assets have decreased by $13.1 million. The company's loan-loss reserve for fourth quarter was 1.42 percent of loans. In addition, the loan-loss reserve coverage of non-performing loans was 282 percent.

                                   -- more --
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SouthTrust earnings, p. 3


SouthTrust Corporation (www.southtrust.com) is a $51.9 billion regional bank holding company with headquarters in Birmingham, Ala. SouthTrust operates 717 banking and loan offices and 893 ATMs in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Texas and Virginia. The company offers a complete line of banking and other related financial services to commercial and retail customers. SouthTrust is a Forbes Platinum 400 and FORTUNE 500 company that trades on the NASDAQ Stock Market under the symbol SOTR. The company is listed on the S&P 500 index and the Keefe, Bruyette & Woods BKX Index.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that the anticipated future results will be achieved.

DETAILED FINANCIAL TABLES ARE AVAILABLE AT WWW.INVESTOR.SOUTHTRUST.COM

                                   -- SOTR --
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SOUTHTRUST CORPORATION
FINANCIAL HIGHLIGHTS


                                                                   Three Months                      Year Ended
                                                                Ended December 31,       %         Ended December 31,          %
                                                              2003           2002      Change      2003           2002       Change
                                                           -----------    ----------   -------  -----------     -----------  ------
SUMMARY INCOME STATEMENT
(Fully taxable equivalent, in thousands)

Interest income                                            $   576,081    $  649,960            $  2,378,683    $ 2,677,968
Interest expense                                               159,456       219,329                 713,776        960,327
                                                           -----------    ----------            ------------    -----------
Net interest income                                            416,625       430,631               1,664,907      1,717,641
Tax equivalent adjustment                                       (2,864)       (3,018)                (11,598)       (12,557)
Provision for loan losses                                       34,850        34,000                 124,550        126,732
                                                           -----------    ----------            ------------    -----------
Net interest income after provision for loan losses            378,911       393,613               1,528,759      1,578,352
Non-interest income (excluding securities transactions)        175,067       180,819                 742,568        658,395
Securities transactions                                             62            58                      23          2,601
Non-interest expense                                           294,004       327,718               1,242,728      1,276,851
                                                           -----------    ----------            ------------    -----------
Income before income taxes                                     260,036       246,772               1,028,622        962,497
Income taxes                                                    79,550        79,856                 323,436        312,626
                                                           -----------    ----------            ------------    -----------
Net income                                                 $   180,486    $  166,916     8.1%   $    705,186    $   649,871    8.5%
                                                           ===========    ==========            ============    ===========


EARNINGS & DIVIDENDS
(Dollars in thousands, except per share data)

Basic:
  Earnings per share                                       $      0.54    $     0.48    12.5%   $       2.08    $      1.87   11.2%
  Average shares outstanding                                   332,062       346,871                 338,452        346,731

Diluted:
  Earnings per share                                       $      0.54    $     0.48    12.5%   $       2.06    $      1.85   11.4%
  Average shares outstanding                                   336,229       350,868                 342,498        350,937

Cash dividends declared per share                          $      0.21    $     0.17    23.5%   $       0.84    $      0.68   23.5%

PERFORMANCE RATIOS

Return on average assets                                          1.39%         1.33%                   1.38%          1.33%

Return on average tangible assets                                 1.41          1.35                    1.41           1.36

Return on average equity                                         16.59         14.52                   15.87          15.12

Return on average tangible equity                                20.37         17.61                   19.37          18.56

Net interest margin (FTE)                                         3.51          3.77                    3.58           3.85

Net loans charged-off to net average loans                        0.39          0.39                    0.36           0.34

Allowance to net loans outstanding                                1.42          1.46                    1.42           1.46

Non-interest expense as a % of average total assets               2.27          2.61                    2.44           2.62

Efficiency ratio                                                 49.69         53.60                    51.62         53.74

SELECTED AVERAGE BALANCES
(Dollars in millions, except per share data)

Total assets                                               $  51,416.2    $ 49,801.4     3.2%   $   50,934.3    $  48,706.8    4.6%

Earning assets                                                47,240.1      45,743.2     3.3%       46,757.9       44,856.0    4.2%

Loans, net of unearned income                                 35,090.0      33,890.6     3.5%       34,524.4       33,386.3    3.4%

Total deposits                                                35,469.2      31,627.5    12.1%       33,861.0       31,439.2    7.7%

Stockholders' equity                                           4,317.1       4,559.3    -5.3%        4,443.0        4,299.1    3.3%





SELECTED PERIOD END BALANCES                                                                        DEC 31        Dec 31      %
(Dollars in millions, except per share data)                                                         2003          2002     Change
                                                                                                -------------   ----------  -------
Total assets                                                                                    $   51,924.9    $  50,570.9    2.7%

Loans, net of unearned income                                                                       35,280.2       34,237.6    3.0%

Total deposits                                                                                      34,746.6       32,945.4    5.5%

Core deposits                                                                                       27,278.7       26,392.3    3.4%

Stockholders' equity                                                                                 4,359.8        4,627.6   -5.8%

Shares outstanding (in thousands)                                                                    330,243        346,924

Book value per share                                                                            $      13.20    $     13.34

Number of banking offices                                                                                717            710

Number of ATMs                                                                                           893            882

Full-time equivalent employees                                                                        12,363         13,228
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